UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2008

Red Mile Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51055 (Commission File Number)	20-4441647 (IRS Employer Identification Number)

223 San Anselmo Way, #3
San Anselmo, CA 94960
(Address of principal executive offices) (Zip Code)

(415) 339-4240
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

On June 20, 2008, Red Mile Entertainment, Inc. (the “Company”) and Atari Interactive, Inc. (“Atari”) entered into a Publishing Agreement (the “Agreement”) that grants Atari an exclusive worldwide license to publish, sell and distribute the interactive game currently in development under the working title “Heroes over Europe” (the “Title”) for Microsoft Windows®-based personal computers and the Sony PlayStation 3® and Microsoft Xbox 360® consoles.  The Title is a sequel to “Heroes over the Pacific,” a game that began shipping in September 2005.  We expect Atari to begin shipping the Title in our 2009 fiscal year.  The Agreement has a term of seven years after the initial release of the Title.

The Company has previously contracted with IR Gurus Interactive Pty Ltd. d/b/a Transmission Games (“IR Gurus”), for development of the Title, and the Company has a continuing obligation to make periodic payments to IR Gurus upon achievement of certain milestones in the development of the Title.  As previously reported, IR Gurus has sent the Company a notice of breach pertaining to our development contract with IR Gurus for the Title.  We believe that this breach was cured upon the execution of the Agreement.

Atari made a cash payment to the Company upon execution of the Agreement and will pay the Company periodically as we achieve certain development milestones.  The total amount of such milestone payments, including the payment upon execution of the Agreement and a potential bonus for timely completion of the Title is $7.5 million.  Atari has also agreed to pay royalties to the Company based on its net receipts from sales of the Title, after recoupment of amounts previously paid to the Company under the Agreement.

The Company intends to file the Agreement as an attachment to its quarterly report on Form 10-QSB for the quarterly period ending June 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED MILE ENTERTAINMENT, INC.

Dated: June 26, 2008	By: /s/ Chester Aldridge Chester Aldridge; Chief Executive Officer